Exhibit 99.1

Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)

OLEG KHAYKIN JOINS BOARD OF DIRECTORS
OF NEWPORT CORPORATION

     Irvine, California – September 9, 2010 – Newport Corporation (NASDAQ: NEWP) announced today that Oleg Khaykin has joined the company’s Board of Directors.

     Khaykin, 45, is President and Chief Executive Officer of International Rectifier Corporation (NYSE: IRF), a power management leader, engaged in design, manufacture, and marketing of power management semiconductors for industrial, computing, consumer, automotive, and high reliability applications. Prior to joining International Rectifier, Khaykin served as Executive Vice President and Chief Operating Officer of Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor assembly and test services. At Amkor, he was responsible for all aspects of sales, marketing, R&D and manufacturing operations, as well as the development and implementation of corporate and business strategy and business development.

     Prior to joining Amkor as Executive Vice President of Strategy and Business Development in 2003, Khaykin was Vice President of Strategy and Business Development at Conexant Systems, Inc., and its spin-off Mindspeed Technologies Inc., where he held positions of increasing responsibilities from 1999 to 2003. Prior to Conexant, he was with The Boston Consulting Group, a leading international strategy and general management consulting firm, where he worked with many European and U.S. firms on a broad range of business and management issues.

     Khaykin holds a Bachelor of Science degree in Electrical Engineering with University Honors from Carnegie Mellon University and a Masters degree in Business Administration from the J.L. Kellogg Graduate School of Management at Northwestern University.

     Kenneth F. Potashner, Chairman of the Board of Directors of Newport Corporation, said, "Oleg Khaykin brings a wealth of experience to Newport, and we are extremely pleased that he has joined the Board of Directors. He has extensive background in strategy development and international operations, both of which will be invaluable assets to Newport as we continue to develop growth strategies and expand our presence in international markets."

About Newport Corporation

     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.